Exhibit 10.1

AMENDMENT TO KEY EXECUTIVE EMPLOYMENT CONTRACT

THIS AMENDING AGREEMENT is made effective June 12, 2003

BETWEEN:

MINERA ANDES INC., an Alberta corporation

(the “Company”)

AND:

Allen V. Ambrose,

(the “Executive”)

WHEREAS:

A.	The parties entered into a Key Executive Employment Contract (the “Executive Employment Agreement”) effective as of January 1, 2003;

B.	The parties wish to enter into this Amending Agreement for the purpose of amending the Executive Employment Agreement;

C.	The Company recognizes the valuable services that the Executive has provided and is continuing to provide to the Company and its subsidiaries and believes that it is reasonable and fair to the Company that the Executive receive fair treatment in the event of a Control Change (as hereinafter defined);

D.	The Company further recognizes that the Executive has acquired special skills relating to and extensive familiarity with the business of the Company and its subsidiaries;

E.	In the event of a Control Change, there is a possibility that the employment of the Executive would be terminated without cause or adversely modified and the Executive has expressed concern in that regard to the Company;

F.	The directors of the Company determined on June 12, 2003 that it would be in the best interests of the Company to induce the Executive to remain in the employ of the Company and its subsidiaries by indicating that in the event of a Control Change, the Executive would have certain automatic and guaranteed rights; and

G.	Both the Company and the Executive wish formally to agree as to the terms and conditions that will govern the termination or modification of the employment of, and payments to be made to, the Executive following a Control Change.

NOW THEREFORE in consideration of the premises, the respective covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which the parties acknowledge) the parties covenant and agree as follows:

1.	INTERPRETATION

In this Agreement, capitalized words or phrases that are not defined herein but that are defined in the Executive Employment Agreement shall have the meanings ascribed to them in the Executive Employment Agreement;

2.	AMENDMENT OF DEFINITION OF CONTROL CHANGE

Section 8 of the Executive Employment Agreement is hereby amended by deleting paragraph 8(b) and substituting the following:

“(b)	Control Change Defined. “Control Change” shall mean any of the following:

(i)	any change in ownership, direct or indirect, of shares of the Company and/or securities (“Convertible Securities”) convertible into, exchangeable for or representing the right to acquire shares of the Company, as a result of or following which an Acquiror (as defined in paragraph (iv) below) beneficially owns, directly or indirectly, or exercises control or direction over, shares of the Company and/or Convertible Securities such that, assuming only the conversion, exchange or exercise of Convertible Securities beneficially owned by the Acquiror, the Acquiror would beneficially own, directly or indirectly, or exercise control or direction over, shares of the Company that would entitle the holders thereof to cast more than 35% of the votes attaching to all shares of the Company that may be cast to elect directors of the Company;

(ii)	the acquisition by an Acquiror of all or substantially all of the assets of the Company; or

(iii)	a merger of the Company with or into one or more other companies, corporations, trusts or other entities (other than subsidiaries of, or trusts or other entities controlled by, the Company):

A.	where the members of the Board of Directors of the Company immediately prior to the consummation of the merger do not constitute a majority of the directors, trustees or other governing body of the company, corporation, trust or other entity surviving or continuing from the merger; or

B.	that results in the securityholders of the parties to the merger other than the Company owning, directly or indirectly, securities of the company, corporation, trust or other entity surviving or continuing from the merger that entitle the holders thereof to cast more than 35% of the votes attaching to all securities of the surviving or continuing company, corporation, trust or other entity that may be cast to elect its directors, trustees or other governing body; or

C.	that has been designated by resolution of the directors of the Company as a Control Change prior to the consummation of the merger;

and for the purposes of this clause 8(b):

(iv)	the expression “Acquiror” shall mean a person, group of persons or persons acting jointly or in concert, or persons associated or affiliated within the meaning of the Securities Act (British Columbia) with any such person, group of persons or persons acting jointly or in concert; and

(v)	the expressions “change in ownership”, “acquisition” and “merger” include, as the context may require, a transaction or series of transactions by way of takeover bid, purchase, exchange, lease, statutory amalgamation, statutory merger, reorganization, consolidation, statutory arrangement, recapitalization, liquidation or other business combination.

(c)	Control Change Resignation Defined. “Control Change Resignation” shall mean, if there is a Control Change, the Executive giving the Company not less than 30 days prior written notice of his Control Change Resignation, provided that such notice is given to the Company not later than one year after the later of the date (i) the Executive learns of the Control Change and (ii) the Control Change takes effect, and which notice makes express reference to the Control Change.

(d)	Without Good Cause or Upon Control Change Resignation. This Agreement and the Executive’s service with the Company may only be terminated without Good Cause by the Company if such termination is approved by a majority of the members of the Board of Directors of the Company and provided that the Executive receives at least sixty (60) days written notice. This Agreement and the Executive’s service with the company may be terminated by the Executive after the occurrence of a Control Change and during the period referred to in section 8(f) below by the Executive giving 30 days prior written notice of a Control Change Resignation. If this Agreement and the Executive’s service with the Company contract is terminated by the Company without Good Cause during the term of this Agreement or if the Executive gives a Control Change Resignation to the Company:

(i)	Executive shall receive as severance pay from the Company, within 30 days of the date of termination, the amount equal to the total compensation received by the Executive from the Company in the six (6) calendar months immediately prior to the date of termination and an additional one sixth of this amount for every year (including partial years) of the Executive’s service with the Company; and

(ii)	The Company, within 90 days of the date of termination, will cancel, by payment to the Executive of an amount equal to the difference between the exercise price of the options and the average closing price of the common shares on the relevant stock exchange or trading platform during the previous 30 days, any previously issued Minera Andes Inc. share options held by the Executive which remain unexercised on the date of expiration of the options. Alternatively, the term of the options may be extended under mutually acceptable terms and conditions.

(e)	If the Executive resigns or otherwise terminates this contract, rather than the Company terminating this contract pursuant to this paragraph 8 and except for a Control Change Resignation, the Executive shall receive no severance compensation.

(f)	The provisions of section 8(d) of this Agreement that entitle the Executive to give a Control Change Resignation shall apply if a Control Change occurs within the term commencing on June 12, 2003 and ending on September 30, 2004 or such date later than September 30, 2004 as the Company may from time to time specify by notice to the Executive. The obligations of the Company under section 8(d) shall survive the expiration of this Agreement if there is a Control Change prior to the end of the term of this Agreement.”

3.	GENERAL

3.1.	The Executive Employment Agreement, as amended by this Amending Agreement, shall be, and continues in all respects to be, in full force and effect and is hereby confirmed unamended other than as expressly set forth herein.

3.2.	This Amending Agreement shall enure to the benefit of and be binding upon the Executive and his heirs, executors and administrators and upon the Company and its successors and assigns.

3.3.	This Amending Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Counterparts may be delivered by facsimile transmission.

IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of September 5, 2003, effective June 12, 2003.

MINERA ANDES INC.

By:	/s/ Allen V. Ambrose
Allen V. Ambrose, Executive

/s/ A. Darryl Drummond
A. Darryl Drummond, Director

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